Exhibit 99.1

Contact:	Michelle Manoff Rubenstein PR 212-843-8051 mmanoff@rubensteinpr.com

Immediate Release

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC. AGREES TO
ACQUIRE VIRTUAL SET TOP BOX TECHNOLOGY AND
PLANS NAME CHANGE TO BROADCASTER, INC.

Transaction will transform IMSI into an Internet media company
Broadband delivered video represents a fundamental paradigm change

NOVATO, Calif., December 19, 2005 - International Microcomputer Software, Inc. (OTCBB: IMSI) a leading provider of house plans online and publisher of software, announced the filing of a preliminary Form S-4 with the United States Securities and Exchange Commission. IMSI is proposing to reincorporate in the State of Delaware and, in connection with this, change its name to Broadcaster, Inc. Additionally, IMSI has entered into a new merger agreement with AccessMedia Networks, Inc. IMSI believes that the combined company will become a market-leading provider of online media. The acquisition will combine leading “virtual set top box” technology, online media content libraries, and Internet marketing experience, with IMSI’s strong balance sheet and experienced public company management.

The virtual set top box delivers an Internet-based, multi-channel offering of content and entertainment. Computer utilization to access media content and entertainment is expected to continue to rise. The virtual set top box allows viewers to search, access, and organize growing volumes of high quality content. These capabilities span proprietary media libraries, media under license, and media readily available on the Internet. The virtual set top box combines a broad array of content, high quality resolution and interactive capabilities, in a format as simple to use as television.

Martin Wade, IMSI’s CEO, who will continue to lead the combined organization, said, “Internet media continues to gather momentum. It is becoming clear that much of the interest in Internet media companies spawned in the late 1990s is being validated by the growth in Internet-based offerings and their usage. The time is right to move in this direction. The crisp signals available by virtue of the virtual set top box and widespread broadband adoption equates to an experience similar to that of cable television with broader content and greater flexibility.”

In addition to Martin Wade, Broadcaster will be led by Internet entrepreneurs Nolan Quan, Sanger Robinson, Bruce K. Mulhfeld, and Robert Gould and their team of experienced Internet experts. Since the inception of the Internet, this team has been one of the foremost innovators of technologies, and marketing and advertising strategies for Internet-based consumer offerings. Additionally, this team has been a leader in providing web site development, traffic, database management, and hosting for many of the world’s largest media companies.

Both Boards have approved the acquisition agreement. Under the terms of that agreement, upon completion of the acquisition IMSI will issue 29,000,000 shares of common stock to the current shareholders of AccessMedia, representing approximately 49.3% of the outstanding shares of IMSI. Following the closing, IMSI may issue up to an additional 35,000,000 shares to the current shareholders of AccessMedia based upon achieving certain revenue milestones prior to December 31, 2008. IMSI expects that substantial revenue growth and positive cash flow from this acquisition will begin almost immediately after the closing of the transaction, and the public launch of the virtual set top box. The closing of the transaction is expected to occur in late January or early February, 2006.

IMSI will hold a conference call on Wednesday, December 21, 2005, at 4:00 pm ET (1:00 pm PT) to discuss the transaction. Participants can dial into 888-802-2275 and reference 9129342 or “IMSI Investor Call.”

About International Microcomputer Software, Inc.

International Microcomputer Software, Inc. is in the process of becoming a technology-based media company, having historically operated as a software company. Media and content will be offered over the Internet through Broadcaster’s virtual set top box.

Safe Harbor Statement

In connection with the reincorporation International Microcomputer Software, Inc. (“IMSI”) has filed with the Securities and Exchange Commission a preliminary Form S-4 containing a proxy statement for IMSI’s special stockholder meeting. Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the proposed reincorporation. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by IMSI with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of the proxy statement (when available) and other documents filed by IMSI with the Securities and Exchange Commission may also be obtained from IMSI by directing a request to Investor Relations at IMSI (telephone (415) 878-4000). IMSI and its directors and its executive officers may be deemed, under SEC rules, to be soliciting proxies from IMSI’s stockholders in favor of the proposed merger. Information regarding the identity of these persons, and their interests in the solicitation, will be set forth in filings with the SEC, and will be available free of charge at the SEC website and public reference rooms, and from the IMSI corporate secretary.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully complete the acquisition of AccessMedia, as well as risk factors set forth under “Factors Affecting Future Operating Results” in the company’s annual report on Form 10-KSB and quarterly report on Form 10-QSB for the year ended June 30, 2005, and the quarter ended September 30, 2005, respectively, and such other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.